Entergy Corporation
639 Loyola Avenue
New Orleans, LA  70113

Exhibit 99.1

News
Release

Date:	July 19, 2007

For Release:	Immediate

Contact:	Yolanda Pollard (Media) (504) 576-4238 ypollar@entergy.com	Michele Lopiccolo (Investor Relations) (504) 576-4879 mlopicc@entergy.com

Entergy Provides Preliminary Second Quarter Earnings Guidance

New Orleans, La. - Entergy Corporation (NYSE: ETR) today indicated that it expects second quarter 2007 as-reported and operational earnings of approximately $1.31 per share. As-reported and operational results in second quarter 2006 were $1.33 per share and $1.22 per share, respectively.

As-reported results are prepared in accordance with generally accepted accounting principles and are comprised of operational earnings (described below) and special items. Entergy does not expect to record any special items in the current quarter. In second quarter 2006, special items totaling $0.11 per share were recorded to reflect operating results for Entergy New Orleans, Inc. and discontinued operations for Entergy's retail business including a gain recorded on the sale of the retail business during the quarter.

Second quarter 2007 operational earnings are expected to be higher compared to the second quarter 2006 results of $1.22 per share due to higher results at both Entergy Nuclear and Entergy's Non-Nuclear Wholesale Assets business, partially offset by lower results at Utility, Parent and Other.

The quarter on quarter increase in earnings at Entergy Nuclear is attributed primarily to higher revenue due to higher energy pricing as well as additional production available resulting from the completion of the acquisition of the Palisades plant on April 11, 2007. Partially offsetting these contributions to Entergy Nuclear's earnings in second quarter 2007 was the effect on revenues of two refueling outages during the period and an extended unplanned outage at Indian Point 3. There was one refueling outage in second quarter 2006. In addition, higher operation and maintenance expense at Entergy Nuclear also partially offset the otherwise improved results quarter over quarter.

Operational results at Entergy's Non-Nuclear Wholesale Assets business for second quarter 2007 are expected to be higher compared to the same period last year due to lower income tax expense as the result of the favorable resolution of tax audit issues.

Operational results at Utility, Parent and Other are expected to be lower due primarily to higher operation and maintenance, interest, and income tax expenses. Current quarter weather was closer to seasonal normal temperatures, compared to considerably warmer weather in second quarter 2006. Second quarter 2007 operational results at Utility, Parent and Other will include results from Entergy New Orleans, Inc. which exited from Chapter 11 bankruptcy during the current period. Results from that company had previously been reported as a special item as it worked through the uncertainties associated with the bankruptcy process.

In addition, Entergy's results for the current period reflect the positive effect of accretion associated with the company's share repurchase program.

Entergy affirmed previously issued as-reported and operational earnings guidance for 2007 to be in the range of $5.40 to $5.70 per share.

A teleconference will be held on July 31, 2007 at 10:00 a.m. CT to discuss Entergy's second quarter 2007 earnings announcement, and may be accessed by dialing (719) 457-2637 no more than 15 minutes prior to the start of the call. The confirmation number is 2801784. Internet users may also access the teleconference and view presentation slides by visiting Entergy's website at www.entergy.com/webcasts. For seven days following the teleconference, a tape delay will be available and may be accessed by dialing (719) 457-0820. The confirmation number is the same.

Entergy Corporation is an integrated energy company engaged primarily in electric power production and retail distribution operations. Entergy owns and operates power plants with approximately 30,000 megawatts of electric generating capacity, and it is the second-largest nuclear generator in the United States. Entergy delivers electricity to 2.6 million utility customers in Arkansas, Louisiana, Mississippi, and Texas. Entergy has annual revenues of more than $10 billion and approximately 14,500 employees.

Additional investor information can be accessed online at

www.entergy.com/investor_relations

In this release, Entergy makes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. Many factors could cause the actual results to differ materially than the forward-looking information provided. These factors are discussed in more detail in Entergy Corporation's 2006 Annual Report on Form 10-K including (a) Forward-Looking Information, (b) Item 1A. Risk Factors, and (c) Item 7. Management's Financial Discussion and Analysis and subsequent SEC filings.